Exhibit 99.1

4

Press Release

Contact:	Daniel E. Smith Senior Vice President, General Counsel & Corporate Secretary (386) 944-5632 dsmith@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Announces Hiring of Chief Financial Officer

WINTER PARK, FL, May 31, 2024 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) announced today that Philip R. Mays has been appointed Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective as of June 17, 2024.

Mr. Mays was most recently the Chief Financial Officer of Shadowbox Studios, from September 2021 to February 2024. Prior to that, from June 2011 to September 2021, Mr. Mays served as Chief Financial Officer and Executive Vice President of Cedar Realty Trust, Inc. (“Cedar”), a NYSE-listed retail real estate investment trust (“REIT”). His departure from Cedar coincided with Cedar’s announcement that it would explore strategic alternatives, and preceded by six months the announcement of Cedar’s sale. Before joining Cedar, Mr. Mays served as Chief Accounting Officer and Vice President of Finance of Federal Realty Investment Trust, a NYSE-listed retail REIT, from May 2005 to June 2011. Earlier in his career, Mr. Mays held various accounting and finance positions, including seven years as an accountant at Ernst & Young LLP. At Ernst & Young LLP, he supervised audits and assisted clients in real estate, construction and hospitality, including public REITs. Mr. Mays received his Bachelor of Science in Accounting and Finance from Jacksonville University. He is a member of the American Institute of Certified Public Accountants.

In addition to his position at CTO, Mr. Mays will also serve as Senior Vice President, Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc. (NYSE: PINE), a net lease REIT externally managed by CTO. Mr. Mays will be based at the Company’s headquarters in Winter Park, Florida.

Upon the effectiveness of Mr. Mays’s appointment, Mr. Mays will act as the Company’s principal financial officer, and Lisa M. Vorakoun will resume her role as Senior Vice President and Chief Accounting Officer of the Company.

John P. Albright, President and CEO, stated, “We are excited to welcome Phil to the CTO and Alpine team as our Senior Vice President and Chief Financial Officer. Phil’s public REIT CFO and finance experience are a welcome addition, and we look forward to his contributions to the growth of both companies.” Mr. Albright continued, “Phil’s relationships within the retail shopping center REIT sector, including the banking, investor and research communities, will be a valuable addition to the Company and will complement the strengths of our existing executive team.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.